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                                                                    EX-99.B15(e)



                                  Schedule B
                            Dated November 1, 1996
                                    to the
                                 Marquis Funds
                                    Class C
                               Distribution Plan


The Distributor receives a fee, paid on a monthly basis, as set forth below. This fee is calculated based on the annual rate said below, applied to the average daily net assets of the Portfolio.

Portfolio                                                 Fee
---------                                                 ---

Treasury Securities Money Market Fund                     .75%
Tax-Exempt Money Market Fund                              .75%